UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2014

Tesoro Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Parkway, San Antonio, Texas	78259-1828
(Address of principal executive offices)	(Zip Code)

(210) 626-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture and Notes Issuance

On March 18, 2014, Tesoro Corporation (the “Company”) issued $300 million aggregate principal amount of 5.125% Senior Notes due 2024 (the “Notes”) pursuant to an Indenture, dated as of March 18, 2014 (the “Indenture”), among the Company, the guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes were issued at an issue price of 100.000% and bear interest at a rate of 5.125% per annum. Interest on the Notes is payable on April 1 and October 1 of each year, beginning on October 1, 2014. The Notes will mature on April 1, 2024.

At any time and from time to time prior to April 1, 2019, the Company may redeem some or all of the Notes at a “make whole” redemption price, plus accrued and unpaid interest. The Company may also redeem some or all of the Notes on or after April 1, 2019 for cash at the redemption prices set forth in the Indenture, plus accrued and unpaid interest. In addition, prior to April 1, 2017, the Company may redeem up to 35% of the Notes with the proceeds of certain equity offerings at a redemption price equal to 105.125% of the principal amount thereof, plus accrued and unpaid interest. If the Company sells certain assets or experiences specific kinds of change of control and a ratings downgrade, it may be required to offer to purchase the Notes.

The Notes are the Company’s general unsecured senior obligations, and are effectively subordinate to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, structurally subordinate to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries, equal in right of payment to all of the Company’s existing and future senior indebtedness and senior in right of payment to all of the Company’s future subordinated indebtedness, if any. The Notes are jointly and severally guaranteed on a senior unsecured basis by substantially all of the Company’s domestic subsidiaries.

The offering of the Notes was made pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-194297), which became automatically effective upon filing on March 4, 2014 (the “Registration Statement”).

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Notes (included in the Indenture), which is filed as Exhibit 4.1 herewith and incorporated by reference herein and are to be incorporated by reference in their entirety into the Registration Statement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events

Redemption of Existing Notes and Discharge of Indenture Governing Existing Notes

On March 4, 2014, the Company requested that the Trustee, on behalf of the Company, provide notice of redemption to the holders of the Company’s 9.75% Notes due 2019 (the “2019 Notes”), specifying April 3, 2014 as the redemption date. On March 18, 2014, the Company deposited with the Trustee sufficient funds to redeem the outstanding 2019 Notes and pay accrued and unpaid interest thereon to, but not including, the redemption date. As a result, the Company has been released from its obligations under the 2019 Notes and the related indenture pursuant to the satisfaction and discharge provisions of such indenture.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture (including form of note), dated as of March 18, 2014, among Tesoro Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 5.125 % Senior Notes due 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2014

TESORO CORPORATION

By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

4.1	Indenture (including form of note), dated as of March 18, 2014, among Tesoro Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, relating to the 5.125 % Senior Notes due 2024